UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) October 16, 2009

NATIONAL WESTERN LIFE INSURANCE COMPANY
(Exact Name of Registrant as Specified in Its Charter)

COLORADO	84-0467208
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

2-17039
(Commission File Number)

850 EAST ANDERSON LANE, AUSTIN, TEXAS	78752-1602
(Address of Principal Executive Offices)	(Zip code)

(512) 836-1010
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.05.  Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

National Western Life Insurance Company (“Company”) maintains a written Code of Ethics and Conduct, approved by the Company’s Board of Directors, which prescribes various policies of conduct including the avoidance of activities having the appearance of being, or subject to being construed to be, a conflict with the interests of the Company.

In 2008, the Company’s Board of Directors authorized management of the Company to enter into discussions and negotiations with Moody National Bank (“MNB”) concerning utilization of MNB’s commercial banking services for the Company’s operations. The Company subsequently engaged MNB to provide it with commercial banking services. In conjunction with these services, on October 16, 2009, the Company’s Board of Directors authorized management to execute a Master Repurchase Agreement with MNB providing for the overnight investment of Company cash balances.

The Company holds a common stock investment totaling approximately 9.4% of the issued and outstanding shares of Moody Bancshares, Inc. at December 31, 2008. Moody Bancshares, Inc. owns 100% of the outstanding shares of Moody Bank Holding Company, Inc., which owns approximately 98% of the outstanding shares of MNB. Robert L. Moody, Chairman of the Board and Chief Executive Officer of the Company holds similar positions with MNB.

A copy of the Company’s Code of Ethics and Conduct is available on the Company’s website at www.nationalwesternlife.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL WESTERN LIFE INSURANCE COMPANY

/S/Brian M. Pribyl
Date: October 19, 2009	Brian M. Pribyl
Senior Vice President,
Chief Financial Officer
and Treasurer